Charles T. Conway Jr.
Director, Corporate Communications
(803) 333-5348
e-mail:  charlieconway@pmsc.com

                  POLICY MANAGEMENT SYSTEMS CORP. ANNOUNCES A
                            TWO-FOR-ONE STOCK SPLIT

     COLUMBIA, S.C., MAY 12, 1998:  Policy Management Systems Corp.
(NYSE: PMS) (PMSC ) announced today that its Board of Directors has approved a two-for-one split of its common stock.

     The stock split will be effected as a stock dividend. Shareholders of record on June 1 will be issued a certificate representing one additional share of common stock for each share of common stock held on the record date. These certificates will be distributed on June 15, 1998. The stock split will increase the number of shares of common stock outstanding from approximately
18.4 million to 36.8 million shares.

     PMSC, headquartered in Columbia, S.C., is the leader in providing enterprise and electronic commerce application software, professional services and outsourcing designed to meet the needs of the global insurance and related financial services industries. Information on PMSC and its products and services can be found on the World Wide Web at http://www.pmsc.com